U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

	            PURSUANT TO SECTION 13 OR 15(d)
                OF THE SECURITIES EXCHANGE ACT OF 1934

                   Date of Report April 25, 2003

                  ART'S-WAY MANUFACTURING CO., INC.
        (Exact Name of Registrant As Specified In Its Charter)


        Delaware		      0-05131		42-0920725
  (State Or Other Jurisdiction of   (Commission       (IRS Employer
  Incorporation or Organization)      File No.)        Identification
                                                          Number)

                            P.O. Box 288
                         Armstrong, IA 50514
          (Address of Principal Executive Offices) (Zip Code)

                          (712) 864-3131
                          (Telephone Number)

                           Not Applicable
    (Former name or former address, if changed since last report.)


Art's-Way Manufacturing Co., Inc.
Form 8-K
April 25, 2003

Item 5.  Other Events and Regulation FD Disclosure.

On April 25, 2003, the Company entered into a long term financing arrangement with West Des Moines State Bank
("West Bank"), West Des Moines, Iowa. The credit facility consists of two loan agreements with a maximum credit available of $5,500,000.

Facility #1 is a revolving line of credit for $2,500,000 with advances funding the working capital, letters of credit, and corporate credit card needs of the Company. Maturity date is February 28, 2004 with refinancing available annually. Interest rate is West Bank's prime rate (presently 4.25%) plus 1.00% adjusted daily. West Bank's fee is equal to 50 basis points or $12,500 annually for this credit facility. Monthly interest only payments will be required. All remaining unpaid principal and interest will be due on the maturity date of February 28, 2004.
Collateral will consist of a first and paramount security interest in all assets owned by the Company including, but not limited to inventory, accounts, vehicles, accounts receivable, machinery and equipment, and real estate.

Facility #2 is for long-term financing up to $3,000,000 that maintains a guarantee issued by the United States Department of Agriculture (USDA) in an amount no less than 75% of the loan amount. The loan will refinance existing debt to UPS Capital (approximately $1,500,000), repair or acquire equipment (approximately $250,000), provide permanent working capital (approximately $500,000) and satisfy closing costs (approximately $50,000). Approximately $700,000 will be reserved for future acquisitions.
West Bank reserves the right to sell the USDA guaranteed portion of the loan. Maturity date is March 31, 2023. Interest rate is West Bank's prime rate plus 1.50% adjusted daily. The Company will pay West Bank a one-time origination fee of 1% of the amount of the loan. Monthly principal and interest payments will be required in an amount adequate to amortize the loan balance over a term of 20 years at which time the loan shall mature. Collateral for Facility #2 is the same as Facility #1. The USDA agrees to subordinate collateral rights in all assets other than real estate or real property in an amount equal to West Bank's other credit commitments during the credit commitments.

OTHER TERMS AND CONDITIONS:

1) The Company agrees to provide West Bank with the following financial reports:

a) Monthly internally prepared balance sheets, income statements, accounts receivable aging schedules, and borrowing base certificates. The borrowing bases shall limit the advances from Facility #1 to 60% of accounts receivables less than 90 days plus 60% of finished goods inventory and 50% of raw material inventories and work-in-process plus 40% of appraised value of machinery and equipment.

b) CPA prepared audited financial statements at the conclusion of the Company's fiscal year-end.

2) The Company agrees to maintain a minimum debt service coverage ratio (measured at year-end) of 1.5 times.

3) The Company will maintain primary deposit accounts and credit card accounts at West Bank.

4) The Company agrees to maintain a maximum debt/tangible net worth ratio of 3.0 times and a minimum tangible net worth of $3,000,000 by fiscal year-end.

5) The Company agrees to pay for all costs associated with closing the aforementioned loans including, but not limited to legal, appraisal, abstracting, title opinion, USDA guaranty, and filing fees.

6) Any and all documents related to the due diligence and closing of the credit facilities will be completed to West Bank's sole satisfaction.

7) The Company agrees to pay West Bank prepayment penalty of 5% of the amount of the loan of Facility #2 if the loan is prepaid in year one, 3% if the loan is prepaid in year two and 1% if the loan is prepaid in year three of the contract.

8) West Bank will seek a participant bank to acquire a minimum of $500,000 of Facility #2.

9) J. Ward McConnell, Jr. will guarantee Facility #1 on a personal unlimited and unconditional basis. Mr. McConnell will guarantee Facility #2 on an unlimited and unconditional basis for the first three years of the loan. Mr. McConnell's guaranty shall then be reduced to a percentage representing his ownership in the Company. Mr. McConnell's guaranty shall be removed from Facility #2 in the event that his ownership interest in the Company is reduced to a level less than 20% after the first three years of the loan.

The Company will compensate Mr. McConnell for his personal guarantee at an annual percentage rate of 2% of the outstanding balance to be paid monthly.

10) The Company agrees to limit capital expenditures to an amount of the lessor of $250,000 or the Company's aggregate depreciation expense measured annually.

11) The Company agrees to maintain a current ratio of 1.0 times measured at the conclusion of the fiscal year-end.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits. The two loan agreements and supporting documentation will be filed as an exhibit to the Company's Form 10-Q
Quarterly Report for the period ending May 31, 2003.

                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          ART'S-WAY MANUFACTURING CO., INC.

                          By  (s) John C. Breitung
                                  President
April 30, 2003
   (Date)